EXHIBIT 5.1
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                        [Meritz & Muenz LLP. letterhead]
                                February 10, 2005

Board of Directors
Trey Resources, Inc.
293 Eisenhower Parkway
Livingston, New Jersey 07039

Gentlemen:

You have requested our opinion, as counsel for Trey Resources, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 Post Effective Amendment No. 2 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the additional registration of 2,300,000 shares (the "Registered Shares") of Class A common stock (the "Offering"), $.00001 par value per share (the "Common Stock") that have been or will be issued pursuant to Amendment No. 1 Trey Resources, Inc. 2004 Directors' and Officers' Stock Incentive Plan.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and non-assessable pursuant to applicable Delaware law and the regulations promulgated by the Securities and Exchange Commission under the Act, as amended.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Respectfully yours,

                                            Meritz & Muenz LLP.


                                            By:  s/Lawrence A. Muenz
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                                                     Lawrence A. Muenz
                                                     Partner